Exhibit 10.37

CONFIDENTIAL

CERTAIN INFORMATION HAS BEEN REDACTED

CONFIDENTIAL TREATMENT REQUESTED.

EVALUATION AGREEMENT

This EVALUATION AGREEMENT (together with all exhibits attached hereto, the “Agreement”), effective September 22, 2004 (“Effective Date”), is by and between SmithKline Beecham Corporation, doing business as GlaxoSmithKline, a Pennsylvania corporation with a place of business at One Franklin Plaza, Philadelphia, Pennsylvania 19101 (“GSK”) and ACLARA BioSciences, Inc., a Delaware corporation with offices at 1288 Pear Avenue, Mountain View, California 94043 (“ACLARA”).

RECITALS

WHEREAS, ACLARA is the owner or licensee of certain analytical technologies for multiplexed and multi-label assays (“ACLARA Technology,”) and has developed and is continuing to develop certain proprietary materials related to such technologies (“ACLARA Materials,”) both as defined below; and

WHEREAS, GSK is the owner of certain GSK Materials, as defined below; and

WHEREAS, GSK and ACLARA are interested in conducting the Evaluation Program as set forth in Exhibit A to evaluate the use and performance of ACLARA Technology to determine expression levels, activation state and interactions of selected target proteins [*]; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, ACLARA and GSK (the “Parties”) hereby agree as follows:

1. DEFINITIONS

1.1 “ACLARA Invention” shall have the meaning set forth in Section 5.

1.2 “ACLARA Materials” means any proprietary materials that are provided by ACLARA and used by either Party in performing the Evaluation Program, including, without limitation, the ACLARA Materials set forth in Exhibit A.

1.3 “ACLARA Technology” means technology that utilizes a library of releasable molecular tags, differentiated by optical and/or physical separation characteristics, which are attached to binding agents for multiplexed or multi-label detection or quantification of analytes.

1.4 “Affiliate” means an entity currently controlling, controlled by or under common control of a party (for the purpose of this definition, “control” means that more than fifty percent (50%) of the controlled entity’s shares of ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity).

1.5 “Assay Technology” means any methods, processes, techniques, materials, or compositions used or developed by ACLARA during the Term in performance of the Evaluation Program for detecting or measuring analytes using ACLARA Technology, including specific assays, protocols and analysis algorithms.

1.6 “Assay Technology Invention” shall have the meaning set forth in Section 5.

1.7 “Biomarker” means a biological molecule whose presence, absolute or relative amount, or form, occurring in a cell, tissue or living subject, is associated with or correlated with a particular physiological, clinical or phenotypic response.

1.8 “Biomarker Invention” shall have the meaning set forth in Section 5.

[*]	Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.9 “Evaluation Program” means the program of work to be performed pursuant to the work plan described in Exhibit A (“Work Plan”).

1.10 “Evaluation Program Data” shall have the meaning set forth in Section 2.4.

1.11 “GSK Invention” shall have the meaning set forth in Section 5.

1.12 “GSK Materials” means any proprietary materials that are provided by GSK and used by either Party in performing the Evaluation Program, including, without limitation, the GSK Materials set forth in Exhibit A.

1.13 “Parties” shall mean ACLARA and GSK together with their Affiliates.

1.14 “Program Report” shall have the meaning set forth in Section 2.4.

1.15 “Third Party” shall mean any person or entity other than ACLARA or GSK or any of their respective Affiliates.

2. EVALUATION PROGRAM

2.1 Objective of Evaluation Program, Scope of Evaluation, and Standard of Performance. The objective of the Evaluation Program is to evaluate the feasibility of using ACLARA Technology to detect and/or measure sets of target proteins, [*] as indicated in the Work Plan, as [*]. Each Party shall use commercially reasonable efforts in carrying out its obligations under this Agreement. Such efforts shall include the following, without limitation: (i) the project team leaders identified in the Work Plan will confer periodically with each other, but in no case less than once per month during the Evaluation Program, either in person or by telephone, to review the status of work under the Evaluation Program, and (ii) after each such monthly status review, ACLARA will provide GSK written notes summarizing the issues discussed and any conclusions or decisions reached for GSK’s review and comment. Under the Evaluation Program, the Parties will undertake the work described in the Work Plan. Any change in scope or other modifications of the Work Plan including, but not limited to, addition or deletion of tasks, changes in any standards or measures of success, performance milestones, or the like, must be set forth in writing and agreed to by GSK and ACLARA.

2.2 Transfer of Materials. Subject to the terms of this Agreement, ACLARA shall provide the ACLARA Materials for use in the Evaluation Program at the cost to GSK specified in Section 3.1, to be available for the Evaluation Program on the Effective Date. GSK shall provide GSK Materials to ACLARA at no cost to ACLARA, as reasonably required for the sole purpose of conducting the Evaluation Program, to be available for the Evaluation Program within thirty (30) days of the Effective Date.

2.3 Use of Materials. ACLARA shall use the GSK Materials only at its facility and solely to conduct the Evaluation Program and for no other purpose. ACLARA further agrees that the GSK Materials will not be made available, transferred or provided to, or used on behalf of, any Third Party.

2.4 Written Reports. Within thirty (30) days after the completion of the Evaluation Program, ACLARA will prepare and provide to GSK a written report (“Program Report”) describing the data generated in performance of the Evaluation Program, [*] results generated from the samples provided by GSK [*] as indicated in the Work Plan (“Evaluation Program Data”), and upon delivery of such Program Report the Evaluation Program shall be considered complete.

2.5 Use of Evaluation Program Data. ACLARA shall have [*] right to use the Program Report and all Evaluation Program Data for any purpose, provided, however, such use shall not involve use or disclosure of GSK Confidential Information, GSK Materials, [*]. GSK shall have the right to use [*] for any purpose, provided, however, that such use shall not involve use or disclosure of ACLARA Confidential Information, ACLARA Materials, ACLARA Inventions or Assay Technology Inventions. Neither party shall publish or publicly present Evaluation Program Data except in accordance with Section 10.7.

[*]	Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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3. FUNDING OF THE EVALUATION PROGRAM

3.1 Payments. As consideration for ACLARA’s performance of the Evaluation Program under this Agreement, GSK shall pay ACLARA the sum of [*] and payable no later than thirty (30) days after delivery of the Program Report pursuant to Section 2.4. All funds due ACLARA under this Section 3.1 shall be non-refundable, non-creditable and payable by wire transfer in the amounts specified when due.

3.2 Late Payments. All payments due and not paid within thirty (30) days after the due date shall be subject to late charges equal to one and one-half percent (1.5%) per month, assessed against the unpaid balance from the date payment was due until the date of payment.

4. GRANT OF RIGHTS

4.1 [*].

4.2 Further Negotiations. Subject to the success of the Evaluation Program as determined by GSK in its sole discretion, the parties hereby agree to negotiate in good faith [*], beginning from the date ACLARA delivers the Program Report to GSK (the “Negotiation Period”). In the event that the Parties fail to reach agreement on all material terms of such an agreement within the Negotiation Period, the Parties shall have no further obligations to each other except as provided in Section 7.2. For clarity, except as otherwise provided in this Agreement, GSK does not grant any right or license to ACLARA under any of GSK’s Preexisting Intellectual Property, GSK Materials, GSK [*]. Likewise, for clarity, absent a fully executed agreement as provided under this paragraph, ACLARA does not grant any right or license to GSK under any of ACLARA’s Preexisting Intellectual Property, ACLARA Inventions, ACLARA Materials, [*]. As used herein, “Preexisting Intellectual Property” means any patents, patent applications, inventions, technology, or other intellectual property, owned, controlled, or developed by a Party prior to the Effective Date of this Agreement.

4.3 No Implied Rights. Except as otherwise expressly provided herein, no rights in or interests to any patents, trade secrets, copyrights, or any other intellectual property rights of either Party (including Preexisting Intellectual Property) are granted, transferred, licensed, or implied or agreed to be granted by agreement to undertake the Evaluation Program hereunder.

5. INTELLECTUAL PROPERTY

5.1 Inventions. As used herein, “Assay Technology Invention” means any invention made during the Term of this Agreement as a result of the performance by ACLARA of the Evaluation Program [*]; “ACLARA Invention” means any invention made during the Term of this Agreement as a result of the performance of the Evaluation Program [*]; “GSK Invention” means any invention made during the Term of this Agreement as a result of the performance of the Evaluation Program [*]; and “Biomarker Invention” means any invention made during the Term of this Agreement as a result of the performance by ACLARA of the Evaluation Program [*].

5.2 Ownership of Inventions. Ownership of inventions made in performing activities pursuant to the Evaluation Program shall be determined in accordance with United States patent laws relating to inventorship, except that [*]. Each Party shall have the right to prosecute, maintain and enforce patent applications and patents covering its Inventions. GSK shall notify ACLARA of the filing by GSK of any patent applications claiming Biomarker Inventions.

5.3 Ownership of Evaluation Program Data. [*] Evaluation Program Data generated during the Term of the Agreement in performance of the Evaluation Program.

5.4 Restrictions on Use and Disclosure. [*].

[*]	Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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6. CONFIDENTIAL INFORMATION

6.1 Confidential Information. As used herein, “Confidential Information” means any information, technical data or know-how, including, but not limited to, that which relates to research, product plans, products, services, developments, inventions, processes, reagents, designs or drawings of a Party. The Parties acknowledge and agree that the following are hereby designated to be Confidential Information: (i) the terms and conditions of this Agreement, including the Evaluation Program, Work Plan, and any amendments thereof (all of which shall be considered the Confidential Information of both Parties), and (ii) any preliminary reports or other memoranda, minutes, or the like, generated pursuant to the Evaluation Program, to the extent not included within Evaluation Program Data, and any methods or protocols developed or utilized to treat, prepare or analyze samples, but excluding the Program Report and Evaluation Program Data.

6.2 Exclusions to Confidential Information. Confidential Information does not include information which: (a) is approved in writing by the disclosing Party for release by the receiving Party without restrictions; (b) the receiving Party can demonstrate by written records was previously known to receiving Party at the time of disclosure; (c) is public knowledge, or becomes public knowledge in the future, other than through acts or omissions of the receiving Party in violation of this Section 6; (d) is lawfully obtained by the receiving Party from sources independent of the disclosing Party who have a lawful right to disclose such Confidential Information; or (e) is required to be disclosed by a government authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental and judicial protection available for like material. Each Party agrees not to duplicate or make copies of any Confidential Information provided by the other Party pursuant to this Agreement, except as necessary for performance of the Evaluation Program.

6.3 Non-Use and Non-Disclosure. Except as expressly provided in this Agreement, each Party shall (i) use Confidential Information of the other Party solely for the purpose of conducting the Evaluation Program, (ii) not disclose Confidential Information of the other Party to any Third Party without the express written permission of the other Party, and (iii) take measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the other Party, using the same degree of care that the receiving Party utilizes to protect its own Confidential Information of a similar nature, but in no case less than a reasonable degree of care. The obligations under this Section 6 shall remain in effect for ten (10) years after the expiration or termination of this Agreement.

7. TERM AND TERMINATION

7.1 Term. The term of this Agreement (“Term”) shall commence on the Effective Date and continue in full force and effect until the expiration of the Negotiation Period unless otherwise terminated earlier as set forth in this Article 7 or extended by mutual written agreement of the Parties.

7.2 Termination and Survival. Either Party may terminate this Agreement for Cause at any time upon thirty (30) days prior written notice to the other Party. “Cause” means a material breach by the other Party of this Agreement where such breach, if curable, is not remedied to the non-breaching Party’s reasonable satisfaction within such thirty (30) day period. GSK may also terminate this Agreement at any time without cause upon thirty (30) days written notice. Upon receiving such notice that GSK is terminating the Agreement without cause, ACLARA shall cease work on the Evaluation Program. In the event GSK terminates this Agreement without cause, GSK shall be responsible for all reasonable costs incurred by ACLARA in carrying out the Evaluation Program up to the date this Agreement is terminated, provided ACLARA submits to GSK an invoice for all reasonable costs and further provided that such costs do not exceed the total amount of fees GSK would have paid to ACLARA pursuant to Section 3 had GSK not terminated the Agreement. Expiration or termination of this Agreement shall not relieve either Party of any obligation that has accrued prior to such expiration or termination. Articles 2.3 (“Use of Materials”), 2.5 (“Use of Evaluation Program Data”), 4.1 ([*]), 5 (“Intellectual Property”), 6 (“Confidential Information”), 7.2 (“Termination and Survival”), 7.3 (“Return of Materials”), 8 (“Indemnification”), and 10 (“Miscellaneous”) shall survive expiration or termination of this Agreement for any reason.

7.3 Return of Materials. Upon the earlier of either completion of the Evaluation Program or expiration or termination of the Evaluation Program, (i) ACLARA shall return all GSK Materials to GSK or destroy all such GSK Materials and certify to GSK that it has done so; and (ii) both Parties shall return Confidential

[*]	Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

CONFIDENTIAL

CERTAIN INFORMATION HAS BEEN REDACTED

CONFIDENTIAL TREATMENT REQUESTED.

Information received from the other Party, still in its possession to the disclosing Party or destroy all such Confidential Information and certify to disclosing Party that it has done so; provided, however, that each Party may keep one copy of Confidential Information in their legal records for the sole purpose of understanding their legal obligations hereunder.

8. INDEMNIFICATION

8.1 GSK shall indemnify and hold harmless ACLARA, its employees, directors, stockholders and consultants from and against any loss or expenses (including reasonable attorneys’ fees) or damages by reason of any liability imposed by law upon ACLARA or such individuals relating to GSK’s use of Evaluation Program Data; provided, however, that such loss or expense is not due to the gross negligence or willful acts or omissions by ACLARA or its officers, directors, employees and agents.

8.2 ACLARA shall indemnify and hold harmless GSK, its employees, directors, stockholders and consultants from and against any loss or expenses (including reasonable attorneys’ fees) or damages by reason of any liability imposed by law upon GSK or such individuals relating to ACLARA’s use of the GSK Materials, Evaluation Program Data or performance by ACLARA of the Evaluation Program; provided, however, that such loss or expense is not due to the gross negligence or willful acts or omissions by GSK or its officers, directors, employees and agents.

9. NOTICES

Any notice, communication or consent required or permitted by this Agreement will be in writing and sent by either courier or prepaid mail (return receipt requested) or facsimile, followed within five (5) days by copy mailed as above, addressed to the other Party at the following address:

	ACLARA BioSciences, Inc.		GlaxoSmithKline
	1288 Pear Avenue		709 Swedeland Road
	Research Triangle Park, NC 27709-3398		King of Prussia, PA 19406
	Attention: Business Development		Attention: Dr. Linda Bradley
	Telephone: (650) 210-1200		Telephone: (610) 270 5975
	Facsimile: (650) 210-9271		Facsimile: (610) 270 4109

With a copy to:	ACLARA Legal Department	With a copy to:	GlaxoSmithKline
	at the above address.		2301 Renaissance Boulevard
Mail Code RN0220
King of Prussia, PA 19406-2772

Attention: General Counsel

10. MISCELLANEOUS

10.1 Assignment. Neither Party may assign its respective rights, duties or obligations or delegate its performance in whole or in part under this Agreement without the prior written consent of the other party and any attempt to make such assignment or delegation shall be null and void; provided, however, that either Party may assign its rights and obligations under this Agreement without consent of the other Party to an Affiliate or as part of a sale or transfer of substantially its entire business to which this Agreement relates.

10.2 Independent Contractors. The Parties are independent contractors and this Agreement does not create an employer-employee relationship between GSK and ACLARA. Neither Party shall in any way represent itself to be a partner or joint venturer of the other, and neither party shall have the right to act on behalf of the other except as is expressly set forth in this Agreement.

[*]	Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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10.3 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without reference to its or any other jurisdiction’s conflict of laws principles.

10.4 Use of Names. Neither Party shall use the other Party’s name, trademarks, or service marks in any advertising or promotion of its products, or for any other commercial purpose, unless authorized in writing by the other Party.

10.5 Entire Agreement. This Agreement constitutes the entire and exclusive Agreement between the Parties regarding the subject matter hereof and supersedes and cancels all previous agreements, proposals, commitments and writings in respect thereof. No modification of this Agreement, nor any waiver of any rights, shall be effective unless agreed in writing by both Parties. Any waiver of breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

10.6 Compliance with Laws. Each Party agrees to comply with all federal and state laws and regulations applicable to the use of ACLARA Materials, GSK Materials, and the Evaluation Program.

10.7 Publications and Presentations. GSK and ACLARA recognize that both parties may wish to publish or present in a public forum Evaluation Program Data, either jointly or individually. The parties shall discuss the appropriate venue and timing for such publication or presentation, and shall not submit such publication manuscript or presentation abstract without the approval of the other party, which shall not be unreasonably withheld. The disclosing party shall provide the non-disclosing party with a copy of any publication or presentation materials proposing to disclose Evaluation Program Data for review and comment at least thirty (30) days prior to its submission for publication or presentation. The non-disclosing party has the right to remove from the publication or presentation any of its Confidential Information prior to its submission for publication or presentation. In addition, if requested by the non-disclosing party, the disclosing party shall withhold such publication an additional forty-five (45) days to allow for filing a patent application or taking such other measures that the non-disclosing party deems appropriate to establish and preserve its proprietary rights. Once such publication or presentation materials have been approved by the non-disclosing party, no further approval or consent shall be necessary for subsequent disclosures of the same information.

10.8 No Warranties. NEITHER PARTY PROVIDES ANY WARRANTIES FOR THEIR RESPECTIVE TECHNOLOGY OR MATERIALS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHT HELD BY A THIRD PARTY.

10.9 Dispute Resolution. If a dispute or controversy regarding any right or obligation under this Agreement arises between the Parties, the Parties will seek to resolve such dispute or controversy by good faith negotiation between senior management representatives of the Parties, to be commenced promptly after such dispute or controversy arises.

[*]	Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

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ACLARA BIOSCIENCES, INC	SMITHKLINE BEECHAM CORPORATION d/b/a GLAXOSMITHKLINE

By:	By:

Name:	Name:

Title:	Title:

[*]	Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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CERTAIN INFORMATION HAS BEEN REDACTED

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EXHIBIT A

Work Plan for Evaluation Program

This Work Plan defines the materials and services that will be provided by each Party under the Agreement between GSK and ACLARA. All terms used herein shall have the meanings set forth in the Agreement. This Exhibit shall be binding on both Parties and governed by the terms and conditions of the Agreement. This Exhibit may be amended by mutual written agreement by both parties in the form of an amendment to the Agreement.

Evaluation Program Summary

Overview

For the development and commercialization of the [*], GSK seeks biomarkers and/or assays that enable the selection for or enrichment of likely responder patients. ACLARA has developed a series of biomarkers and assays that focus on the multiplex and multi-label analysis of signaling pathway proteins, including their expression, post-translational modifications and protein-protein interactions when analyzed in frozen and fixed tissue samples. Based on data and other information provided by ACLARA, GSK wishes to evaluate certain eTag™ assays to determine whether they will have the ability to stratify patients in this way. This Work Plan provides the details for an evaluation study.

Goals

•	To demonstrate that ACLARA’s eTag assays are capable of monitoring the protein expression levels, activation states and interaction states of selected protein targets involved in cell signaling in cancer cell lines with and without lapatinib ditosylate treatment.

•	To show that this analysis can differentiate [*].

•	To evaluate differences in the measured parameters [*]-treated vs untreated cells.

Focus of Study

Using the GSK Materials and ACLARA Materials outlined below, ACLARA will test snap-frozen cell lysate samples from [*], with different multiplexed eTag assays to evaluate the correlation of measurements of the different protein parameters and biomarkers with response of the cell lines to drug treatment.

At the conclusion of the study, a Program Report will be provided by ACLARA to GSK documenting the Evaluation Program Data in accordance with Section 2.4 of the Agreement.

Work Plan	Estimated completion time: [*] receipt of GSK Materials

Objectives

•	Perform eTag assays on the samples provided by GSK (each sample from a human cancer cell line stimulated with serum, and with or without [*] treatment at different time points; 80 samples total, tested in 7 point protein titrations, in triplicate) utilizing assays provided by ACLARA

•	Deliver Program Report to GSK documenting the Evaluation Program Data and an analysis of levels and changes in receptor complexes and protein–protein interactions. It is anticipated that GSK shall perform subsequent analysis of the data.

Description

Under the Evaluation Program, ACLARA will test the [*], and sent to ACLARA where they will be tested in 7-point protein titrations, in triplicate in the following 43 assays:

[*]

This analysis will total approximately [*]

Deliverables

A written Program Report, containing the Evaluation Program Data and analysis as indicated, in accordance with Section 2.4 of the Agreement.

[*]	Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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ACLARA Materials

In carrying out its obligations under the Evaluation Program, ACLARA will provide the following ACLARA Materials:

•	eTag Assay reagents and assays, including eTag reporters, eTag- and molecular scissor-conjugated antibodies

•	eTag System instrumentation, including ABI PRISM® 3100 Genetic Analyzer and eTag Informer 2 software

•	Other materials as deemed necessary by ACLARA in carrying out its obligations under the Evaluation Program

•	Lysis protocol and lysis buffer for preparation of cell lysates by GSK

GSK Materials

In carrying out its obligations under the Evaluation Program, GSK will provide the following GSK Materials:

•	Eighty (80) snap-frozen cell lysate samples; 2.5 x 10[7] cells each, cell lines to be specified

Technical Contacts

ACLARA BioSciences, Inc.

1288 Pear Avenue

Mountain View, CA 94043

ACLARA Project Leader (position): [*]

Telephone: [*]

Fax: [*]

E-mail: [*]

SmithKline Beecham Corporation d/b/a GlaxoSmithKline

79 Alexander Drive, Bldg 4301

Research Triangle Park, NC 27709-3398

GSK Project Leader (position): [*]

Telephone: [*]

Fax:

E-mail: [*]

[*]	Confidential information in this Exhibit has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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